© Health Catalyst. Confidential and Proprietary. Note: This summary contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding our future growth and our financial outlook for Q4 and FY 2025. See press release dated November 10, 2025, furnished as Exhibit 99.1 on a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2025 (the “Earnings Release”), for additional information about our forward-looking statements. (1) Growth percentages reference Year-over-Year performance. (2) See "Non-GAAP Financial Measures--Adjusted EBITDA" in the Earnings Release. (3) We have not provided forward-looking guidance for net loss, the most directly comparable GAAP measure, to Adjusted EBITDA, and therefore have not reconciled guidance for Adjusted EBITDA to net loss, because there are items that may impact net loss, including stock-based compensation, that are not within our control or cannot be reasonably forecasted. (4) See 10-K filed on February 26, 2025, for a description of the calculation of Dollar-Based Retention (Tech + TEMS). (5) See 10-K filed on February 26, 2025, for a description of the definition of Platform Clients for 2025 and future year. Health Catalyst Q3 2025 Results, Q4 & FY 2025 Guidance, and Key Themes(1) • Total Revenue of $76.3M (0%), exceeding Q3 2025 guidance of ~$75.0M; Tech Revenue of $52.1M (+7%) • Net Loss of $22.2M; no guidance was previously provided (includes $6.9M of lease-related impairment charges and $4.8M of restructuring costs) • Adj. EBITDA(2) of $12.0M (+64%), above Q3 2025 guidance of ~$10.5M Q3 2025 Results Q4 & FY 2025 Guidance and Forward-Looking Commentary • Q4 2025 Total Revenue: ~$73.5M (-8%) • Q4 2025 Adj. EBITDA(3): ~$13.4M (+69%) • Reiterating 2025 full year guidance and bookings commentary: - Total Revenue: ~$310M (+1%) - Adj. EBITDA(3): ~$41M (+57%) - Dollar-Based Retention(4): Low-90s - Net new Platform Clients(5): ~30 (+43%), with average ARR + non-recurring revenue range expected to be on the lower end of the $300k to $700k range Key Themes • Client Measurable Improvement Where Needed Most: We believe our solutions are delivering measurable improvements where health systems need them the most – cost control and operational efficiency. We have technology-first answers to health system problems even amid a dynamic macroenvironment. • Early Commentary on 2026: We anticipate revenue to be a few points lower in 2026 relative to 2025, driven by 2025 bookings factors such as a lower Dollar-Based Retention rate, a lower net new Platform Client count, Ignite migration headwinds, and exiting or restructuring a few less profitable TEMS relationships. We expect to see improvement in Adj. EBITDA, reflecting our ongoing efforts to strategically focus the organization, manage costs, make targeted investments, and optimize our migrations. • Migration Update: We are advancing our Ignite migration efforts, remaining on schedule for roughly two-thirds of DOS clients to complete migration by the end of 2025. While we anticipate making meaningful progress on the migration by the end of the first half of 2026, we have adjusted our timeline and approach to be more client-centric, recognizing that some organizations prefer to remain on DOS for the near to medium term. We are committed to providing more flexibility and meeting clients where they are and we expect this approach will improve client experience and Dollar-Based Retention.